Exhibit 99.1

XFONE, INC. SECOND QUARTER LETTER TO SHAREHOLDERS

JACKSON, Mississippi – September 5, 2007 -- The following is a letter to shareholders of XFONE, Inc. (AMEX: XFN)(TASE: XFN):

Dear Fellow Shareholders, Partners and Friends,

It is with great pleasure that I write to update you on recent corporate events here at XFONE.  It has been a remarkable quarter with record sales, EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and profits; on top of that, we have announced a definitive agreement for an acquisition that we believe will catapult the scale of our business and position us for considerably enhanced future profitability.

Since inception, our strategy to drive long-term shareholder value can be encapsulated in two words:  profitable growth.  We have always stayed firmly committed to this, in spite of the many temptations to forgo profitability to further accelerate revenue growth.  This commitment has enabled us to finance much of our growth through cash flow while keeping our share count low.  Ultimately, this strategy will translate into optimal earnings per share for shareholders.

Since my first quarter letter, the company has made progress on our “profitable growth” strategy like never before in our corporate history. Our second quarter results were strong -- piercing through $1 million in EBITDA with $0.04 earnings per share and 39% top line growth.  Moreover, on the heals of these results, we announced in August a definitive agreement to acquire NTS Communications, Inc. (“NTS”) in a deal that, based upon the first six months of 2007 unaudited results, will transform XFONE into a diversified communications services company with combined annualized revenues and EBITDA exceeding $114 million and $13 million, respectively.

Acquisition of NTS

The acquisition of NTS is attractive both economically and operationally.  Economically, this acquisition obviously makes us a much larger company.  Size matters in our business – with scale comes increased opportunities to realize economies and synergies to drive profitability.  NTS operates the largest “non-ILEC” telecommunications network in West Texas, providing local, long distance, broadband data, video and private line services to approximately 47,500 residential and business customers.   NTS is regarded as the leading competitive telecommunications provider in the West Texas markets it serves; including Lubbock, Amarillo, Midland/Odessa, Abilene, Wichita Falls, Pampa and Plainview.    The Company serves a diverse and stable customer base that includes financial institutions, energy companies, medical enterprises, and governmental and educational entities.  NTS’s focus on superior customer care and account management has been rewarded by high customer satisfaction and low customer churn.

NTS has invested over $23 million in developing a Fiber-to-the-Premise platform, which enables unique economies and allows NTS to provide a voice, data and cable “triple play” offering to residential and business customers.  Offering "triple play" services to customers is very attractive since customer retention and gross margins are high in this business.

On a combined basis, the two companies are running at over $13 million in EBITDA.  This figure, however, does not take into account growth or future synergies to be realized between the two companies.

The purchase of NTS is expected to be immediately accretive to earnings, and the deal dramatically adjusts XFONE’s valuation underpinnings.  One way to view this is as follows:  XFONE’s current enterprise value is just over $30 million.  The addition of $42 million in debt to acquire NTS would make the enterprise value of XFONE slightly below $75 million, a mere 5.8X our $13 million EBITDA run rate.  Given XFONE’s historic growth rate, synergies, expanding margins, and the fact that industry comparisons are being valued well above this multiple in the public markets, we are optimistic that there is plenty of upside for shareholders in the near-term purely based on the immediate strength of the two companies combined.

We are currently in discussions with various potential lenders to obtain the best financing for shareholders.  Management believes that the Company is very well-suited to attract quality financial institutions to provide the financing given the expected high profitability and cash flows of the combined companies and their strong balance sheets. We expect, although there can be no assurance, to consummate the acquisition by January 15, 2008.

Second Quarter Results

Our stand alone second quarter results continued to display the strong performance that we have consistently reported and provide a firm foundation upon which to add NTS.  Total revenues in the second quarter increased 39% to $11,629,806 from $8,367,198 for the same quarter last year.  Compared to the same quarter last year, XFONE’s operations in the UK increased 79.9% and our Israeli operations saw 55% organic growth.  In the US, revenues decreased 8.8% due to slightly higher than expected attrition of dial up customers.  We have made great strides in building our small business sales capabilities in the U.S., and are optimistic that business sales can more than offset dial up decline in the back half of this year.

Our margins showed significant increases over the previous year.  For example, gross margin for the second quarter rose to 55.9% of sales from 37.8% for the same quarter last year as our business scaled and we realized synergies from previous acquisitions.  For the first time, we achieved more than $1 million in EBITDA, with $411,439 in net income, or $0.036 per share, compared to $229,209, or $0.023 per share in the same quarter last year.

As of June 30, 2007, XFONE had $10,457,597 in cash and accounts receivable and total shareholders’ equity of $21,238,445.

Acquisition of Auracall

Additionally, on August 15, we increased our holding of Auracall from 32.5% to 100%.  While a relatively small acquisition -- we paid approximately $1.6 million for the additional 67.5% of Auracall -- we expect that Auracall will add over $1 million in EBITDA to XFONE, providing a quick return on our investment.

In 2001, we were a founding partner in Auracall and it has exceeded our original growth expectations.  Auracall is very good at servicing its niche in the UK, specifically supplying telecommunications solutions for ethnic communities making low cost international calls home.  The Company serves over 300,000 customers every month through an innovative range of services allowing customers to make low cost international calls from both landlines and mobile phones.  Going forward, we plan to build on the historic success of Auracall by combining Swiftnet’s switching infrastructure and Auracall’s marketing expertise to enable organic growth into additional European countries.  We hope to have some exciting news on this front soon.

New Appointment To Run XFONE 018

Since 2004, we have grown our Israeli subsidiary from start-up to profitability with a current annual run rate of approximately $8 million in revenues.  XFONE 018 has consistently increased its market share and built what is now unquestionably an established brand in the Israeli market.  Rafi Dick has done a great job helping to get that business to where it is today.  Given the growing size of our Israeli operation and the management needs that come along with that, we appointed Roni Haliva to head-up XFONE 018.  Roni has over 20 years of experience in the telecommunication market, most recently as Senior Vice President of Bezeq International Ltd., a leading telecommunication services provider in Israel. Prior to this position, he established the marketing and sales division of Malam Group, one of the major IT service providers in Israel, and served as Senior Vice President with overall responsibility for the business development, marketing and sales of Malam.  Roni’s appointment adds the required experience to lead XFONE 018’s continued growth in the years ahead.

In conclusion, I would like to thank our entire organization for their continued hard work.  We set out to build a profitable, multi-hundred million dollar international telecommunications company.  The acquisition of NTS is a huge step in our growth and ongoing goal of enhancing shareholder value.  Thank you for your continued support of XFONE.

Sincerely,

Guy Nissenson
President and Chief Executive Officer
XFONE, Inc.

About XFONE, Inc.

A U.S.-domiciled corporation, XFONE, Inc. is an international voice, video and data communications services provider with operations in the United Kingdom, the United States and Israel that offers a wide range of services, which include: local, long distance and international telephony services; prepaid and postpaid calling cards; cellular services; Internet services; messaging services (Email/Fax Broadcast, Email2Fax and Cyber-Number); and reselling opportunities. The Company serves customers across Europe, Asia, North America, South America, Australia and Africa.  For the company’s website, please visit: www.xfone.com

This press release contains forward-looking statements. The words or phrases "should," "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." The Company's financial results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this press release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, and license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact Details:
U.S. IR Contact John Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS) Phone: 1.203.972.9200. E-mail: jnesbett@institutionalms.com	Israel IR Contact Zvi Rabin Kwan Communications Tel: (Israel) +972 50 560 0140 E-mail: zvi@kwan.co.il

Company Contact Niv Krikov CFO Tel: (Israel) +972 39254446 E-mail: niv@xfone.com